Issuer Free Writing Prospectus dated June 16, 2020

Filed Pursuant to Rule 433

Registration No. 333-236629

(Supplementing the Preliminary Prospectus Supplement

dated June 15, 2020 to the Prospectus dated June 9, 2020)

PRICING TERM SHEET

Pacific Gas and Electric Company

$500,000,000 Floating Rate First Mortgage Bond due 2022 (the “Floating Rate Mortgage Bonds”)

$2,500,000,000 1.75% First Mortgage Bonds due 2022 (the “2022 Mortgage Bonds”)

$1,000,000,000 2.10% First Mortgage Bonds due 2027 (the “2027 Mortgage Bonds”)

$2,000,000,000 2.50% First Mortgage Bonds due 2031 (the “2031 Mortgage Bonds”)

$1,000,000,000 3.30% First Mortgage Bonds due 2040 (the “2040 Mortgage Bonds”)

$1,925,000,000 3.50% First Mortgage Bonds due 2050 (the “2050 Mortgage Bonds”)

The information in this pricing term sheet relates to Pacific Gas and Electric Company’s offering of mortgage bonds in the series listed above and should be read together with the preliminary prospectus supplement dated June 15, 2020 (the “Preliminary Prospectus Supplement”) relating to such offering and the accompanying prospectus dated June 9, 2020, including the documents incorporated by reference therein, each filed pursuant to Rule 424(b) under the Securities Act of 1933, as amended, included in the Registration Statement No. 333-236629 (as supplemented by such Preliminary Prospectus Supplement, the “Preliminary Prospectus”). The information in this pricing term sheet supplements the Preliminary Prospectus and supersedes the information in the Preliminary Prospectus to the extent inconsistent with the information in the Preliminary Prospectus. Other information (including financial information) presented or incorporated by reference in the Preliminary Prospectus is deemed to have changed to the extent affected by the changes described herein.

Issuer:	Pacific Gas and Electric Company

Anticipated Ratings (Moody’s/S&P/Fitch):*	Baa3 / BBB- / BBB- (stable by all)

Aggregate Principal Amount Offered:

Floating Rate Mortgage Bonds: $500,000,000

2022 Mortgage Bonds: $2,500,000,000

2027 Mortgage Bonds: $1,000,000,000

2031 Mortgage Bonds: $2,000,000,000

2040 Mortgage Bonds: $1,000,000,000

2050 Mortgage Bonds: $1,925,000,000

Issue Price:

Floating Rate Mortgage Bonds: 100.00%, plus accrued interest, if any, from June 19, 2020

2022 Mortgage Bonds: 99.994%, plus accrued interest, if any, from June 19, 2020

2027 Mortgage Bonds: 99.814%, plus accrued interest, if any, from June 19, 2020

2031 Mortgage Bonds: 99.896%, plus accrued interest, if any, from June 19, 2020

2040 Mortgage Bonds: 99.501%, plus accrued interest, if any, from June 19, 2020

2050 Mortgage Bonds: 99.369%, plus accrued interest, if any, from June 19, 2020

Trade Date:	June 16, 2020

Settlement Date:	June 19, 2020 (T+3)

Maturity Date:

Floating Rate Mortgage Bonds: June 16, 2022

2022 Mortgage Bonds: June 16, 2022

2027 Mortgage Bonds: August 1, 2027

2031 Mortgage Bonds: February 1, 2031

2040 Mortgage Bonds: August 1, 2040

2050 Mortgage Bonds: August 1, 2050

Interest Payment Dates:

Interest on the Floating Rate Mortgage Bonds will be payable quarterly in arrears on March 16, June 16, September 16 and December 16 of each year, commencing on September 16, 2020, subject to adjustment as provided in the Prospectus Supplement if any such date is not a business day, and at maturity.

Interest on the 2022 Mortgage Bonds will be payable semi-annually in arrears on June 16 and December 16 of each year, commencing on December 16, 2020.

Interest on the 2027 Mortgage Bonds, 2031 Mortgage Bonds, 2040 Mortgage Bonds and 2050 Mortgage Bonds will be payable semi-annually in arrears on February 1 and August 1 of each year, commencing on February 1, 2021.

Interest:

Floating Rate Mortgage Bonds: three-month LIBOR plus 1.48% per annum, payable quarterly in arrears and reset quarterly.

2022 Mortgage Bonds: 1.75%

2027 Mortgage Bonds: 2.10%

2031 Mortgage Bonds: 2.50%

2040 Mortgage Bonds: 3.30%

2050 Mortgage Bonds: 3.50%

See “Description of the Mortgage Bonds—Interest—Floating Rate Mortgage Bonds—Effect of Benchmark Transition Event” contained in the Preliminary Prospectus Supplement, which describes how the interest payments for the Floating Rate Mortgage Bonds will be determined by reference to a different base rate than LIBOR following the occurrence of a Benchmark Transition Event (as defined in the Preliminary Prospectus Supplement).

Interest Reset Dates for Floating Rate Mortgage Bonds:	Each March 16, June 16, September 16 and December 16, commencing September 16, 2020, subject to adjustment as provided in the Prospectus Supplement if any such date is not a business day.

Regular Record Dates:	With respect to the Floating Rate Mortgage Bonds, March 2, June 2, September 2 and December 2, as the case may be, immediately preceding the applicable interest payment date (whether or not such record date is a business day); provided, however, that interest payable at maturity shall be payable to the persons to whom principal shall be payable.

With respect to the 2022 Mortgage Bonds, June 2 and December 2, as the case may be, immediately preceding the applicable interest payment date (whether or not such record date is a business day).

With respect to the 2027 Mortgage Bonds, 2031 Mortgage Bonds, 2040 Mortgage Bonds and 2050 Mortgage Bonds, January 15 or July 15, as the case may be, immediately preceding the applicable interest payment date (whether or not such record date is a business day).

Proceeds to the Company:	Approximately $8,848,429,500.00 (after deducting the underwriting discounts but before deducting estimated offering expenses payable by the Company).

Benchmark Treasury:

2022 Mortgage Bonds: 0.125% due May 31, 2022

2027 Mortgage Bonds: 0.500% due May 31, 2027

2031 Mortgage Bonds: 0.625% due May 15, 2030

2040 Mortgage Bonds: 2.000% due February 15, 2050

2050 Mortgage Bonds: 2.000% due February 15, 2050

Benchmark Treasury Price:	2022 Mortgage Bonds: 99-27 1/8 2027 Mortgage Bonds: 99-15 2031 Mortgage Bonds: 98-22+ 2040 Mortgage Bonds: 111-02+ 2050 Mortgage Bonds: 111-02+

Benchmark Treasury Yield:	2022 Mortgage Bonds: 0.203% 2027 Mortgage Bonds: 0.578% 2031 Mortgage Bonds: 0.761% 2040 Mortgage Bonds: 1.534% 2050 Mortgage Bonds: 1.534%

Spread to Benchmark Treasury:	2022 Mortgage Bonds: + 155 basis points 2027 Mortgage Bonds: + 155 basis points 2031 Mortgage Bonds: + 175 basis points 2040 Mortgage Bonds: + 180 basis points 2050 Mortgage Bonds: + 200 basis points

Yield to Maturity:	2022 Mortgage Bonds: 1.753% 2027 Mortgage Bonds: 2.128% 2031 Mortgage Bonds: 2.511% 2040 Mortgage Bonds: 3.334% 2050 Mortgage Bonds: 3.534%

Optional Redemption:

After the satisfaction of the Escrow Conditions (as defined in the Preliminary Prospectus Supplement), the Company may, at its option, redeem at any time and from time to time on or after June 16, 2021, the Floating Rate Mortgage Bonds at 100% of the principal amount of the Floating Rate Mortgage Bonds being redeemed plus accrued and unpaid interest to, but excluding, the redemption date.

After the satisfaction of the Escrow Conditions, the Company may, at its option, redeem at any time and from time to time prior to June 16, 2021, in the case of the 2022 Mortgage Bonds, June 1, 2027, in the case of the 2027 Mortgage Bonds, November 1, 2030, in the case of the 2031 Mortgage Bonds, February 1, 2040, in the case of the 2040 Mortgage Bonds, and February 1, 2050, in the case of the 2050

Mortgage Bonds, some or all of the mortgage bonds of the applicable series at 100% of the principal amount to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date, plus a “make-whole premium” calculated based on the applicable Treasury Rate + 25 bps, in the case of the 2022 Mortgage Bonds, + 25 bps, in the case of the 2027 Mortgage Bonds, + 30 bps, in the case of the 2031 Mortgage Bonds, + 30 bps, in the case of the 2040 Mortgage Bonds and + 30 bps, in the case of the 2050 Mortgage Bonds.

At any time after the satisfaction of the Escrow Conditions and on or after June 16, 2021, in the case of the 2022 Mortgage Bonds, June 1, 2027 in the case of the 2027 Mortgage Bonds, November 1, 2030, in the case of the 2031 Mortgage Bonds, February 1, 2040, in the case of the 2040 Mortgage Bonds, and February 1, 2050, in the case of the 2050 Mortgage Bonds, the Company may redeem the mortgage bonds, in whole or in part, at 100% of the principal amount of the mortgage bonds being redeemed plus accrued and unpaid interest to, but excluding, the redemption date.

Use of Proceeds:	Concurrently with the satisfaction of the Escrow Conditions, the escrowed funds will be released and the Company intends to use the net proceeds from the sale of the mortgage bonds, together with the net proceeds from the other Plan Financing Transactions (as described in the Preliminary Prospectus), to effectuate the Company’s reorganization in accordance with the terms and conditions contained in the Plan of Reorganization, as described in the Preliminary Prospectus.

Escrow of Net Proceeds; Special Mandatory Redemption

The aggregate net proceeds of the mortgage bonds will be placed in escrow if the Escrow Conditions are not satisfied prior to the closing date. See “Description of the Mortgage Bonds—Escrow of Net Proceeds; Special Mandatory Redemption” contained in the Preliminary Prospectus Supplement.

Mandatory redemption at 101%, if the Escrow Conditions (as defined in the Preliminary Prospectus Supplement) are not satisfied on or before September 9, 2020.

CUSIP / ISIN:

Floating Rate Mortgage Bonds: 694308JD0 / US694308JD05

2022 Mortgage Bonds: 694308JE8 / US694308JE87

2027 Mortgage Bonds: 694308JF5 / US694308JF52

2031 Mortgage Bonds: 694308JG3 / US694308JG36

2040 Mortgage Bonds: 694308JH1 / US694308JH19

2050 Mortgage Bonds: 694308JJ7 / US694308JJ74

Joint Book-Running Managers:

J.P. Morgan Securities LLC

Barclays Capital Inc.

BofA Securities, Inc.

Citigroup Global Markets Inc.

Goldman Sachs & Co. LLC

BNP Paribas Securities Corp.

Credit Suisse Securities (USA) LLC

Mizuho Securities USA LLC

MUFG Securities Americas Inc.

Wells Fargo Securities, LLC

Co-Managers:

Samuel A. Ramirez & Company, Inc.

Siebert Williams Shank & Co., LLC

Academy Securities, Inc.

Apto Partners, LLC

Blaylock Van, LLC

Cabrera Capital Markets, LLC

CastleOak Securities, L.P.

Great Pacific Securities

Loop Capital Markets LLC

MFR Securities, Inc.

Penserra Securities LLC

R. Seelaus & Co., LLC

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

It is expected that delivery of the mortgage bonds will be made against payment thereof on or about June 19, 2020, which will be the third business day following the date of the pricing of the mortgage bonds (such settlement being referred to as “T+3”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market are generally required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the mortgage bonds prior to the second business day preceding the date of delivery of the mortgage bonds will be required, by virtue of the fact that the mortgage bonds will initially settle in T+3, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the mortgage bonds who wish to trade the mortgage bonds prior to the second business day preceding the date of delivery of the mortgage bonds should consult their own advisors.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.

You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting J.P. Morgan Securities LLC, collect at 1-212-834-4533, Barclays Capital Inc. at 1-888-603-5847 or Barclaysprospectus@broadridge.com, BofA Securities, Inc. at 1-800-294-1322 or dg.prospectus_requests@bofa.com, Citigroup Global Markets Inc. at 1-800-831-9146 or Goldman Sachs & Co. LLC at 1-866-471-2526.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

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